================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                   -----------
                               (AMENDMENT NO. __)*


                           DELTA FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


         COMMON STOCK,
   PAR VALUE $.01 PER SHARE                                    247918105
--------------------------------------------------------------------------------
(TITLE OF CLASS OF SECURITIES)                              (CUSIP NUMBER)


                                  JUNE 26, 2001
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[X]  RULE 13D-1(C)
[ ]  RULE 13D-1(D)

                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          Continued on Following Pages
                               Page 1 of 18 Pages

================================================================================



NY2:\1059515\01\MP$Z01!.DOC\74168.0011

------------------------------------ --------------------------------------------            -------------------------------------
CUSIP No.                            247918105                                       13G                             Page 2 of 18
------------------------------------ --------------------------------------------            -------------------------------------
----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          SC FUNDAMENTAL VALUE FUND, L.P.


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                  (A) [X]
                                                                                                                  (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   305,340
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 0
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              305,340
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            0

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      305,340

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                     [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     1.92%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           PN
----------------------------- --------------------------------------------------- ------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------ --------------------------------------------            -------------------------------------
CUSIP No.                            247918105                                       13G                              Page 3 of 18
------------------------------------ --------------------------------------------            -------------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          SC FUNDAMENTAL LLC

                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                        (A) [X]
                                                                                                                        (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               NEW YORK

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 305,340
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            305,340

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      305,340

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                         [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                         1.92%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           OO
----------------------------- --------------------------------------------------- ------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------ --------------------------------------------            -------------------------------------
CUSIP No.                            247918105                                       13G                              Page 4 of 18
------------------------------------ --------------------------------------------            -------------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          SC FUNDAMENTAL VALUE BVI, LTD.

                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                           (A) [X]
                                                                                                                           (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               BRITISH VIRGIN ISLANDS

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   498,160
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 0
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              498,160
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            0

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      498,160

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                        3.14%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           CO
----------------------------- --------------------------------------------------- ------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------ --------------------------------------------            -------------------------------------
CUSIP No.                            247918105                                       13G                              Page 5 of 18
------------------------------------ --------------------------------------------            -------------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          SC-BVI PARTNERS

                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                        (A) [X]
                                                                                                                        (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 498,160
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            498,160

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      498,160

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                        3.14%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           PN
----------------------------- --------------------------------------------------- ------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------------ --------------------------------------------            -------------------------------------
CUSIP No.                            247918105                                       13G                              Page 6 of 18
------------------------------------ --------------------------------------------            -------------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          PMC-BVI, INC.


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                        (A) [X]
                                                                                                                        (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 498,160
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            498,160

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      498,160

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                        3.14%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           CO
----------------------------- --------------------------------------------------- ------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------ --------------------------------------------            -------------------------------------
CUSIP No.                            247918105                                       13G                              Page 7 of 18
------------------------------------ --------------------------------------------            -------------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          SC FUNDAMENTAL VALUE BVI, INC.


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                       (A) [X]
                                                                                                                       (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 498,160
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            498,160

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      498,160

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                      [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                      3.14%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           CO
----------------------------- --------------------------------------------------- ------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------ --------------------------------------------            -------------------------------------
CUSIP No.                            247918105                                       13G                              Page 8 of 18
------------------------------------ --------------------------------------------            -------------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          PETER M. COLLERY


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                       (A) [X]
                                                                                                                       (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               UNITED STATES

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 811,800
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            811,800

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      811,800

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                        5.11%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           IN
----------------------------- --------------------------------------------------- ------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------ --------------------------------------------            -------------------------------------
CUSIP No.                            247918105                                       13G                              Page 9 of 18
------------------------------------ --------------------------------------------            -------------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          NEIL H. KOFFLER


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                    (A) [X]
                                                                                                                    (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               UNITED STATES

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 803,500
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            803,500

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      803,500

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                       [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                       5.06%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           IN
----------------------------- --------------------------------------------------- ------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------ --------------------------------------------            -------------------------------------
CUSIP No.                            247918105                                       13G                             Page 10 of 18
------------------------------------ --------------------------------------------            -------------------------------------

----------------------------- --------------------------------------------------- ------------------------------------------------
             1                NAME OF REPORTING PERSONS:                          SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND
                                                                                  PROFIT SHARING PLAN


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
----------------------------- ----------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                          (A) [X]
                                                                                                                          (B) [_]
----------------------------- ----------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- ------------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------------------------ ------ ------------------------------------------------ -------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   8,300
              SHARES
                                     ------ ------------------------------------------------ -------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 0
             OWNED BY
                                     ------ ------------------------------------------------ -------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              8,300
             REPORTING
                                     ------ ------------------------------------------------ -------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            0

----------------------------- -------------------------------------------------------------- -------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      8,300

----------------------------- ----------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                         [  ]
----------------------------- ----------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                         0.05%

----------------------------- --------------------------------------------------- ------------------------------------------------
             12               TYPE OF REPORTING PERSON:                           EP
----------------------------- --------------------------------------------------- ------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.              NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                     OFFICES

                     (a) and (b). This Statement on Schedule 13G (the "Schedule 13G") relates to the common stock, par value $.01 per share (the "Common Stock"), of Delta Financial Corporation, a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 1000 Woodbury Road, Suite 200, Woodbury, New York 11797.

ITEM 2.              NAME OF PERSON FILING

                     (a)       Name of Person Filing:

                                (i)    SC Fundamental Value Fund, L.P.
                               (ii)    SC Fundamental LLC
                              (iii)    SC Fundamental Value BVI, Ltd.
                               (iv)    SC-BVI Partners
                                (v)    PMC-BVI, Inc.
                               (vi)    SC Fundamental Value BVI, Inc.
                              (vii)    Peter M. Collery
                             (viii)    Neil H. Koffler
                               (ix) SC Fundamental LLC Employee Savings and Profit Sharing Plan

                     (b)       Address of Principal Business Office or, if None,
                               Residence:

                     The principal business office of each of the filing persons listed in Item 2(a) is as follows:

The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental Value BVI, Inc., Peter M. Collery, Neil H. Koffler and SC Fundamental LLC Employee Savings and Profit Sharing Plan is 399 Park Avenue, New York, New York 10022.

                     The principal business office of SC Fundamental Value BVI, Ltd. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

                     (c), (d) and (e) For information with respect to citizenship of each of the filing persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:

                     (a)  [ ]   Broker or dealer registered under Section 15 of
                                the Exchange Act;

                     (b)  [ ]   Bank as defined in Section 3(a)(6) of the
                                Exchange Act;

                     (c)  [ ]   Insurance company as defined in Section 3(a)(19)
                                of the Exchange Act;

                     (d)  [ ]   Investment company registered under Section 8 of
                                the Investment Company Act;

                     (e)  [ ]   An investment adviser in accordance with Rule
                                13d-1(b)(1)(ii)(E);

                     (f)  [ ]   An Employee benefit plan or endowment fund in
                                accordance with Rule 13d-1(b)(1)(ii)(F);

                     (g)  [ ]   A parent holding company or control person in
                                accordance with Rule 13d-1(b)(1)(ii)(G);

                     (h)  [ ]   A Savings association as defined in Section 3(b)
                                of the Federal Deposit Insurance Act;

                     (i)  [ ]   A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act;

                     (j)  [ ]   Group, in accordance with Rule
                                13d-1(b)(1)(ii)(J).

                     Not applicable.

ITEM 4.              OWNERSHIP

                     (a) - (c).The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based upon 15,883,749 shares of Common Stock outstanding as of March 31, 2001 as reported by the Issuer in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

ITEM 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |_|.

                     Not applicable.

ITEM 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON

                     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                     Not applicable.

ITEM 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not applicable.

ITEM 9.              NOTICE OF DISSOLUTION OF GROUP

                     Not applicable.

ITEM 10.             CERTIFICATION

                     By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]

                                    SIGNATURE

                     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: July 2, 2001

                                   SC FUNDAMENTAL VALUE FUND, L.P.

                                   By: SC Fundamental LLC, as General Partner

                                   By: /s/ Neil H. Koffler
                                       ----------------------------------------
                                       Neil H. Koffler, Member


                                   SC FUNDAMENTAL LLC

                                   By: /s/ Neil H. Koffler
                                       ----------------------------------------
                                       Neil H. Koffler, Member


                                   SC FUNDAMENTAL VALUE BVI, LTD.

                                   By: SC Fundamental Value BVI, Inc., as
                                       managing general partner of investment
                                       manager

                                   By: /s/ Neil H. Koffler
                                       ----------------------------------------
                                       Neil H. Koffler, Vice President


                                   SCI-BVI PARTNERS

                                   By: SC Fundamental Value BVI, Inc., as
                                       managing general partner

                                   By: /s/ Neil H. Koffler
                                       ----------------------------------------
                                       Neil H. Koffler, Vice President


                                   PMC-BVI, INC.

                                   By: /s/ Peter M. Collery
                                       ----------------------------------------
                                       Neil H. Koffler as Attorney-in-Fact for
                                       Peter M. Collery, President (1)

                                   SC FUNDAMENTAL VALUE BVI, INC.

                                   By: /s/ Neil H. Koffler
                                       ----------------------------------------
                                       Neil H. Koffler, Vice President


                                       /s/ Peter M. Collery
                                       ----------------------------------------
                                       Neil H. Koffler as Attorney-in-Fact for
                                       Peter M. Collery (1)


                                       /s/ Neil H. Koffler
                                       ----------------------------------------
                                       Neil H. Koffler



                                   SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND
                                   PROFIT SHARING PLAN

                                   By: /s/  Peter M. Collery
                                       ----------------------------------------
                                       Neil H. Koffler as Attorney-in-Fact for
                                       Peter M. Collery, Trustee (1)



(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 2 to the Statement on Schedule 13D with respect to the common stock of ESG Re Limited, filed on August 21, 2000, and is hereby incorporated by reference.

                                  EXHIBIT INDEX

Exhibit No.                         Document                           Page No.
-----------                         --------                           --------

     1              Joint Filing Agreement, dated July 2,
                    2001, among SC Fundamental Value Fund,
                    L.P., SC Fundamental LLC, SC
                    Fundamental Value BVI, Ltd., SC-BVI
                    Partners, PMC-BVI, Inc., SC Fundamental
                    Value BVI, Inc., Peter M. Collery, Neil
                    H. Koffler and SC Fundamental LLC
                    Employee Savings and Profit Sharing
                    Plan, to file joint statement on
                    Schedule 13G.